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                                                             Filed pursuant to
                                                                Rule 424(b)(3)
                                                    Registration No. 333-24237



                             COOPER INDUSTRIES, INC.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                  SUPPLEMENT TO PROSPECTUS DATED MARCH 31, 1997



The brokerage commission set forth in the last sentence under Question 9 "What are the costs to a Participant in the Plan?" on page 8 of the Prospectus dated March 31, 1997, is incorrectly shown as $0.012 per share. The correct commission is $0.12 per share. As corrected, the sentence should read as follows:

         "Such service charges and brokerage commissions are currently $10.00 per transaction and $0.12 per share."

                                                                  June 6, 1997